Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Appoints Elie G. Hanania, Ph.D., as Vice President, Process Development, Viral Vector Technologies

Seasoned Life Science Industry Executive with More Than 30 Years of Experience in Cell and Gene Therapy, Including Senior Level Viral Vector Development Positions with Fujifilm Diosynth Biotechnologies and Millipore Sigma

TUSTIN, CA, November 4, 2021 -- Avid Bioservices, Inc. (NASDAQ:CDMO), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced the appointment of Elie G. Hanania, Ph.D., as vice president, process development, viral vector technologies. Dr. Hanania is a seasoned life science industry executive with more than 30 years of experience in the field of cell and gene therapy. Avid recently announced the expansion of its CDMO service offering into the rapidly growing cell and gene therapy market and Dr. Hanania’s appointment represents a key addition to the dedicated team that will be responsible for leading the company’s efforts in this area.

Dr. Hanania has broad expertise across the cell and gene therapy field that spans discovery, research, development, viral vector manufacturing, and gene therapy clinical application. This includes an established track record of success in developing and implementing state-of-the-art enabling technologies for viral vector production and purification processes focused on adeno-associated viruses (AAVs), lentiviruses, oncolytic viruses and other viruses for gene therapy and vaccine applications. Prior to joining Avid, Dr. Hanania most recently served as director, upstream process development for Fujifilm Diosynth Biotechnologies, where he led the process development team in charge of upstream production of all viral vectors and therapeutic proteins. He has also spent more than a decade in senior level process development positions with Millipore Sigma, the life science business of Merck KGaA, Darmstadt, Germany, including several years as the company’s head of process development. In this role, Dr. Hanania managed the process development team responsible for viral vector upstream production, downstream purification, tech-transfer to CGMP manufacturing, and late-stage process characterization and validation. These efforts were critical in supporting both clinical and commercial manufacturing activities. Dr. Hanania began his career as a research scientist in the hematology department at the University of Texas, M.D. Anderson Cancer Center. He earned a Ph.D. in cell and molecular biology from the University of Texas Medical Branch.

“As part of our strategic expansion into the cell and gene therapy, we are committed to building an industry-leading team of viral vector experts with established track records of success in this cutting-edge field. Dr. Hanania is the perfect representation of the type of exemplary individual that we are seeking to build our viral vector team around,” said Drew Brennan, general manager of viral vector technologies of Avid Bioservices. “Dr. Hanania possesses all of the essential expertise required for leading an innovative viral vector process development service offering. Importantly, he has been involved in this growing sector, working intimately with the evolving science that has enabled its maturation, for multiple decades. This unique level of experience will prove critical in helping establish Avid as one of the CDMO industry’s most trusted partners in the area of viral vectors.”

Avid’s expansion into viral vector development and manufacturing is driven by continued strong growth in the cell and gene therapy market combined with the CDMO industry’s overall lack of proven, high-quality CGMP manufacturing expertise and capacity for viral vectors. With more than 16 years of experience in commercial manufacturing of biologics underpinned by a strong quality ethos and a customer-centric approach to doing business, Avid offers a strong value proposition to prospective customers in the cell and gene therapy market.

The company is constructing a world-class, purpose-built 53,000 sq. ft. viral vector development and CGMP manufacturing facility in Costa Mesa, CA, approximately five miles from Avid’s existing operations in Tustin, CA. Based on current projections, Avid expects the entire new facility build out to take up to 18 months at an estimated cost of approximately $75 million. The new facility’s analytical and process development laboratories are expected to come online more rapidly, with the potential to be operational during the first quarter of fiscal 2023.

About Avid Bioservices, Inc.

Avid Bioservices (NASDAQ:CDMO), an S&P SmallCap 600 company, is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biologics. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 28 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding Avid Bioservices, Inc.'s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the company may experience delays in the construction of viral vector facility, the risk that expanding into a new biologics manufacturing segment may distract senior management’s focus on the company’s existing operations and/or its current expansion of the Myford facility, the risk that the company may experience delays in hiring qualified individuals into the viral vector business, the risk that the company may experience delays in engaging initial customers for the viral vector business, and the risk that the viral vector business may not become profitable for several years, if ever. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2021 and subsequent quarterly reports on Form 10-Q, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.